Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP and CFO Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Reports a 12.8% Increase in Third Quarter 2005 FFO per Share

NORTH MIAMI BEACH, FL, November 8, 2005 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and in the metropolitan Boston, Massachusetts area, announced today its financial results for the three and nine month periods ended September 30, 2005 as follows:

Financial Highlights

•
Third quarter 2005 Funds from Operations (“FFO”) increased 17.3% to $32.9 million from $28.1 million in 2004, and FFO for the first nine months of 2005 increased 15.1% to $95.9 million from $83.3 million in 2004;

•	Third quarter 2005 FFO per diluted share increased 12.8% to $0.44 from $0.39 in 2004, and FFO per diluted share for the first nine months of 2005 increased 10.3% to $1.28 from $1.16 in 2004;
•	Third quarter 2005 net income was $28.0 million versus $30.7 million in 2004, and net income for the first nine months of 2005 increased 7.9% to $74.9 million from $69.5 million in 2004;
•	Third quarter 2005 net income per diluted share was $0.37 versus $0.43 in 2004, and net income per diluted share for the first nine months of 2005 increased 2.0% to $1.00 from $0.98 in 2004;
•	Issued $120.0 million of 5.375% senior unsecured notes maturing in October 2015;
•	Achieved an interest expense coverage ratio of 3.4 times for the third quarter 2005; and
•	Recorded net debt to total market capitalization of 35.2% as of September 30, 2005.

Operating Highlights

•	Produced a 1.6% increase in same property net operating income (“NOI”) and an overall NOI margin of 74.2% for the third quarter 2005;
•
Increased the average rental rate by 3.8% to $16.19 per square foot on 87 lease renewals aggregating 165,930 square feet in the third quarter 2005, resulting in a 4.3% year-to-date 2005 increase on 565,201 square feet of total renewals;

•
Executed 94 new leases totaling 378,162 square feet at an average rental rate of $10.35 per square foot representing a 1.0% spread for new leases versus lost leases in the third quarter of 2005, and for the nine months ended September 30, 2005, achieved an overall increase of 18.0% for 262 new leases totaling 1,229,882 square feet at an average rental rate of $9.68 square foot; and

•	Achieved an occupancy rate in the stabilized core portfolio of 93.7% at September 30, 2005 versus 93.8% at September 30, 2004.

Investment Activities

•	Acquired one shopping center, one office building and land for future development totaling $11.0 million in the third quarter of 2005, bringing year-to-date 2005 acquisitions to $47.9 million;

•
Sold two non-core properties for $16.6 million in the third quarter of 2005 generating $6.1 million of gains, bringing year-to-date 2005 dispositions and gains to $45.2 million and $11.5 million, respectively; and

•	Continued to consider alternatives for our Texas portfolio, including a possible sale or joint venture.

“We are pleased with our third quarter results and year-to-date accomplishments,” stated Chaim Katzman, Chairman and Chief Executive Officer. “A balanced approach to acquisitions and dispositions resulting in effective capital recycling, an increasing development pipeline, continual improvement of our tenant profile and leasing yields, and an outstanding balance sheet are the key factors for our continued strong performance. We recognize that traditional spread investing is currently difficult and have addressed that by targeting a variety of higher yielding opportunities. We have mitigated rising interest rates through our recently oversubscribed, ten-year $120 million bond deal in September, and have adequate capital to pursue a variety of investments. Our financial condition, low levels of leverage and operating margins remain at or near historically record levels. Overall, we remain optimistic about the neighborhood shopping center business and our future prospects, and hope to continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended September 30, 2005, FFO increased 17.3% to $32.9 million from $28.1 million for the comparable period in 2004. FFO per diluted share increased 12.8% to $0.44 for the third quarter of 2005 from $0.39 for the third quarter of 2004. Net income in the third quarter of 2005 decreased to $28.0 million, or $0.37 per diluted share, versus $30.7 million, or $0.43 per diluted in the third quarter of 2004. Total rental revenues in the third quarter of 2005 increased 10.6% to $51.5 million from $46.6 million in the third quarter of 2004.

The quarter ended September 30, 2005 included $6.1 million of gains on the sale of real estate while the quarter ended September 30, 2004 included $12.2 million of gains on the sale of real estate.

For the nine months ended September 30, 2005, FFO increased 15.1% to $95.9 million from $83.3 million for the comparable period of 2004. FFO per diluted share increased 10.3% to $1.28 in the first nine months of 2005 from $1.16 for the comparable period in 2004. Net income for the nine months ended September 30, 2005 was $74.9 million, or $1.00 per diluted share, compared with $69.5 million for the nine months ended September 30, 2004, or $0.98 per diluted share. Total rental revenues in the nine months ended September 30, 2005 increased 15.3% to $155.9 million from $135.2 million in the nine months ended September 30, 2004.

The nine months ended September 30, 2005 included $11.5 million of gains on the sale of real estate while the nine months ended September 30, 2004 included $13.8 million of gains on the sale of real estate.

The financial results from continuing operations exclude 32 properties that are held for sale as of September 30, 2005 and properties that have been sold.

At September 30, 2005, our fully diluted market capitalization totaled $2.7 billion. We had $954.1 million of total debt (excluding any unamortized fair market premium/discount and net of cash), resulting in net debt to total market capitalization of 35.2% and net debt to gross real estate cost and securities investments of 47.0%.

PORTFOLIO OVERVIEW

As of September 30, 2005, our stabilized core portfolio was 93.7% occupied versus 93.8% at September 30, 2004. As of September 30, 2005, we own 191 properties consisting of 126 supermarket-anchored shopping centers, seven drug store-anchored shopping centers, 48 retail-anchored shopping centers, six development parcels and four commercial properties, as well as a non-controlling interest in one unconsolidated joint venture.

At September 30, 2005, the average base rent per leased square foot for our stabilized core portfolio was $11.05, an 11.5% increase from $9.91 per square foot at September 30, 2004.

During the third quarter of 2005, we renewed 87 leases aggregating 165,930 square feet and increased the average rental rate 3.8% to $16.19 per square foot. We also signed 94 new leases aggregating 378,162 square feet and achieved a 1.0% leasing spread on new leases versus lost leases. Excluding lease termination revenues, our same property net operating income increased 1.6% in the third quarter of 2005 compared to the third quarter of 2004, incorporating 163 properties for which the occupancy rate was 93.7% versus 94.6%.

During the nine months ended September 30, 2005, we renewed 265 leases aggregating 565,201 square feet and increased the average rental rate 4.3% to $15.22 per square foot. We also signed 262 new leases aggregating 1,229,882 square feet and achieved an 18.0% leasing spread on new leases versus lost leases. Overall and excluding the effects of lease terminations, we gained approximately $1.1 million of annualized minimum rent in the nine months ended September 30, 2005 incorporating renewals, new leases and departing tenants. Excluding lease termination revenues, our same property net operating income increased 2.7% for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004, incorporating 153 properties for which the occupancy rate was 93.4% versus 94.5%.

ACQUISITIONS AND DISPOSITIONS

During the nine months ended September 30, 2005, we acquired two shopping centers, one office building and three development land parcels as follows:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)

Sunlake Development Parcel	Tampa, FL	155 acres	$12,600
Winchester Plaza Development Parcel	Huntsville, AL	33 acres	2,326
Young Circle Shopping Center	Hollywood, FL	65,834	22,000
Hairston Center	Decatur, GA	13,000	2,175
Banco Popular Building	North Miami Beach, FL	32,737	5,200
River Green Land	Canton, GA	11.2 acres	3,600
Total			$47,901

During the nine months ended September 30, 2005, we sold four shopping centers as follows:

Shopping Center	Location	Square Feet	Sales Price (in thousands)

North River Village	North Ellenton, FL	177,128	$14,880
Big Curve	Yuma, AZ	126,402	13,640
Waterlick Plaza	Lynchburg, VA	98,694	8,485
Park Northern	Phoenix, AZ	126,852	8,155
Total			$45,160

As of September 30, 2005, we had 32 properties held for sale, comprising our Texas portfolio.

DEVELOPMENTS AND REDEVELOPMENTS

As of September 30, 2005, we have over 15 development and redevelopment projects underway or in the planning stage totaling approximately $103.3 million of asset value, and based on current plans and estimates, requiring approximately $37.6 million of additional capital to complete beyond the $65.7 million already invested. These include:

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding a 33,000 square foot anchor store to the existing center;

•	The development of two supermarket-anchored shopping centers, in McDonough, Georgia, and Huntsville, Alabama on parcels of land that we currently own; and

•	The development of a 155 acre mixed use project encompassing a combination of retail, office and residential uses in Pasco County, north of Tampa, Florida.

These developments and redevelopments are scheduled for completion between the fourth quarter of 2005 and late 2007. During the nine month period ended September 30, 2005, we completed and leased a total of $17.9 million of development projects, including supermarket anchored centers, resulting in incremental, annualized net operating income of approximately $2.0 million.

DIM VASTGOED

Equity One has previously announced its commencement of an offer to acquire all of the outstanding shares of DIM Vastgoed N.V., a public company organized under the laws of the Netherlands, the shares of which are listed on Euronext Amsterdam. DIM Vastgoed operates as a closed-end investment company and owns a portfolio of 17 shopping center properties aggregating 2.5 million square feet in the southeastern United States. Equity One directly or indirectly owned 600,257 ordinary shares as of September 30, 2005 and 629,156 ordinary shares at the time its tender offer was announced on October 13, 2005, representing at the time of such offer approximately 8.53% of the issued and outstanding share capital of DIM Vastgoed N.V. The period for accepting the offer will end on November 14, 2005, unless extended by Equity One, and is subject to specified conditions.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are refining our guidance for calendar year 2005 FFO per diluted share to a range of $1.65 to $1.67 from the previously announced range of $1.64 to $1.68. We are also introducing guidance for 2006 FFO per diluted share to be in a range of $1.72 to $1.79. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2005	Range
Earnings per diluted share	$1.22	to	$1.24
Less: gain on sale of real estate	(0.15)	to	(0.15)
Plus: real estate depreciation	0.58	to	0.58
FFO per diluted share	$1.65	to	$1.67

Guidance for 2006	Range
Earnings per diluted share	$1.14	to	$1.19
Plus: real estate depreciation	0.58	to	0.60
FFO per diluted share	$1.72	to	$1.79

For guidance purposes, we have assumed no additional gains from the sale of real estate beyond those already reported through September 30, 2005,   and no impairment write downs for any of our assets or securities.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on Wednesday, November 9, 2005 at 1:00 p.m. EDT to discuss our performance for the three and nine month periods ended September 30, 2005. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.

If you cannot participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using pass code 1344204. The telephone replay will be available through November 23, 2005.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

LOOKING AHEAD - FOURTH QUARTER CONFERENCE CALL

We anticipate that we will release our 2005 year-end earnings on Wednesday, February 22, 2006, after the market close and will host our fourth quarter 2005 conference call on Thursday, February 23, 2006, at 1:00 p.m. EDT. We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
Operating Data	2005	2004	2005	2004
Total Rental Revenues	$51,507	$46,585	$155,888	$135,242
Net Income	$28,041	$30,701	$74,974	$69,475
Earnings per share (basic)	$0.38	$0.43	$1.02	$1.00
Earnings per share (diluted)	$0.37	$0.43	$1.00	$0.98

Number of shares used in computing earnings per share:
Basic	74,087	70,626	73,592	69,820
Diluted	75,144	72,327	74,637	71,525

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of performance for equity REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004

Net income	$28,041	$30,701	$74,974	$69,475
Adjustments:
Rental property depreciation and amortization	10,926	9,276	32,310	26,797
Gain on sale of real estate	(6,088)	(12,215)	(11,460)	(13,767)
Minority interest	27	223	82	596
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	65	-	196
Funds from operations	$32,906	$28,050	$95,906	$83,297

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Earnings per diluted share*	$0.37	$0.43	$1.00	$0.98
Adjustments:
Depreciation and amortization related to rental properties	0.15	0.13	0.43	0.37
Gain on sale of real estate	(0.08)	(0.17)	(0.15)	(0.19)
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	-	-	-

Funds from operations per diluted share	$0.44	$0.39	$1.28	$1.16

*Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

Balance Sheet	September 30, 2005	December 31, 2004
Investments in real estate
(before accumulated depreciation)	$1,989,832	$1,969,621

Total assets	$2,003,612	$1,992,292

Mortgage notes payable	$449,546	$495,056

Revolving credit facilities	$39,000	$147,000

Unsecured senior notes payable	$465,532	$347,261

Total liabilities before minority interests	$1,033,286	$1,059,507

Stockholders’ equity	$968,869	$931,388

Total liabilities, minority interests and stockholders’ equity	$2,003,612	$1,992,292